Exhibit 99.1

November 14, 2024 07:00 AM Eastern Standard Time

Air Industries Group Reports Strong Q3 2024 Results and

Reaffirms Positive Fiscal 2024 Outlook with Expanding Backlog and Improved Profit Margins

BAY SHORE, N.Y.--(BUSINESS WIRE)-- Air Industries Group (“Air Industries”) (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today announced financial results for the third quarter and nine months ended September 30, 2024, and provides an update on its 2024 business outlook.

Q3 2024 Financial Highlights (as compared to Q3 2023):

●	Revenues increased by 2.1%.

●	Gross profit rose significantly by $713,000, an increase of 58%, resulting in gross margin of 15.5% up from the 10.0% achieved in 2023.

●	Operating expenses were reduced by $150,000, or 7.4%.

●	Operating profit for the quarter was $67,000, a substantial improvement over the $796,000 loss in Q3 2023.

●	Net loss narrowed to $404,000, an improvement of nearly $895,000 or 69% over Q3 2023.

●	Adjusted EBITDA (as defined below) was $845,000, an increase of $898,000 from a loss position in 2023.

	Third Quarter September (Unaudited)
	2024	2023
Net Sales	$12,555,000	$12,293,000
Cost of Sales	10,614,000	11,065,000
Gross Profit	1,941,000	1,228,000
Gross Margin	15.5%	10.0%

Operating Expense	1,874,000	2,024,000
Operating Income	67,000	(796,000)

Interest Expense	(482,000)	(516,000)
Other Income (net)	11,000	13,000
Income (Loss) before Income Taxes	(404,000)	(1,299,000)
Income Taxes	-	-
Net Income (Loss)	$(404,000)	$(1,299,000)

Net Income (Loss) per Share	$(0.12)	$(0.40)

Reconciliation of EBITDA To GAAP
Net Income (Loss)	$(404,000)	$(1,299,000)
Interest Expense	482,000	516,000
Depreciation	560,000	614,000
Amortization	17,000	34,000
Stock Compensation	190,000	82,000
Adjusted EBITDA	$845,000	$(53,000)

All Amounts are Unaudited.

Nine Months Ended September 30, 2024 - Financial Highlights

Year-to-date results for the nine months also reflect strong progress compared to 2023:

●	Revenue grew by 5.6%.

●	Gross profit increased by $1,213,000 or 23%.

●	Operating expenses decreased by $229,000 or 3.7%.

●	Operating profit reached $560,000, a substantial turnaround from an $882,000 loss in 2023.

●	Net loss was reduced to $812,000, representing an improvement of $1,500,000 over the loss of $2,312,000 incurred in the nine-month period of 2023.

●	Adjusted EBITDA was $2,620,000, representing an increase of $1,134,000, or 76.3%, over the nine-month period of 2023.

	Nine Months September (Unaudited)
	2024	2023
Net Sales	$40,188,000	$38,047,000
Cost of Sales	33,697,000	32,769,000
Gross Profit	6,491,000	5,278,000
Gross Margin	16.2%	13.9%

Operating Expense	5,931,000	6,160,000
Operating Income	560,000	(882,000)

Interest Expense	(1,418,000)	(1,472,000)
Other Income (net)	46,000	42,000
Income (Loss) before Income Taxes	(812,000)	(2,312,000)
Income Taxes	-	-
Net Income (Loss)	$(812,000)	$(2,312,000)

Loss per Share	$(0.24)	$(0.71)

Reconciliation of EBITDA To GAAP
Net Income (Loss)	$(812,000)	$(2,312,000)
Interest Expense	1,418,000	1,472,000
Depreciation	1,661,000	1,853,000
Amortization	51,000	51,000
Stock Compensation	302,000	422,000
Adjusted EBITDA	$2,620,000	$1,486,000

All Amounts are Unaudited.

2024 Business Outlook and Items of Note:

●	While the predictability of performance on large contracts and product deliveries remains difficult, Air Industries reaffirms its target of achieving at least $50.0 million in net sales for fiscal 2024, with Adjusted EBITDA expected to significantly surpass 2023 levels.

●	The Company’s backlog of undelivered, fully-funded customer orders surpassed $105 million as of September 30, 2024, marking a 4% increase since June 30, 2024, and a 22% rise since January 1, 2023.

●	The Company’s book-to-bill ratio, which is bookings of new business divided by net sales increased to nearly 1.40x for the trailing twelve months ended September 30, 2024.

●	As of September 30, 2024, total debt was $24,976,000, up $1,666,000 or 7.1% from December 31, 2023. The Company is in compliance with its loan covenants and expects to remain in compliance for the balance of the year.

CEO Commentary

Lou Melluzzo, CEO of Air Industries commented, “Our results for the third quarter and year-to-date reflect continued improvement compared to the prior year. We expect this positive trend to continue in the foreseeable future. Our success is driven by executing our strategy including a sharp focus on:

1.	Portfolio Expansion – Deepening our engagement with existing customers.

2.	Aftermarket Strategy – Expanding our presence in the Maintenance, Repair and Overhaul sector, where profit margins are often higher.

3.	Industry Outreach – Increasing our visibility and reach with new customers.

“These efforts have strengthened our book-to-bill ratio and driven backlog growth across every quarter in 2023 and 2024. While supply chain challenges and on-boarding of new customers have caused some fluctuations, we remain focused on achieving profitable growth.”

Conference Call Information

As previously announced, the Company will host a conference call to discuss financial results as well as its 2024 business outlook. The call is scheduled for November 14, 2024, at 4:30 PM Eastern Time.

The conference call number is 877-524-8416 and will be made available for replay at www.airindustriesgroup.com.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Anyone wishing to contact us or send a message can also do so by visiting: www.airindustriesgroup.com/contact-us/

Contacts

Air Industries Group

Chief Financial Officer

631-328-7039

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